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                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                   ENDORSEMENT

                        MODIFICATION OF POLICY PROVISIONS


Effective as of the Policy Date, the endorsement is made a part of the policy to which it is attached.

Section 6.11 of the policy is deleted and the following is substituted:

6.11 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? The value of an Accumulation Unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period, consisting of one or more days, from one valuation time to the next succeeding valuation time. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (a) by (b), where:

      (a)   is the sum of:

            (1) the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

            (2) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period; and

      (b) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

      The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The first paragraph of Section 8.5 of the policy is deleted and the following is substituted:

8.5 WHAT MONTHLY DEDUCTIONS ARE MADE AGAINST THE CASH VALUE? The first Monthly Deduction Day is the Policy Date. On each Monthly Deduction Day, the following deductions are made from the policy's Cash Surrender Value:

      (a) A monthly Contract Charge not to exceed the amount shown on the Policy Data page 2.1;

      (b) The monthly Cost of Insurance for the amount of the Life Insurance Benefit in effect at that time;

      (c)   The monthly cost for any riders attached to this policy.

      (d) The monthly Mortality and Expense Charge not to exceed the amount shown on the Policy Data Page 2.


                                        NEW YORK LIFE INSURANCE
                                        AND ANNUITY CORPORATION


                                        /s/ Frederick J. Sievert
                                        ----------------------------------------
                                        PRESIDENT


                                        /s/ Catherine A. Marrion
                                        ----------------------------------------
                                        SECRETARY

8826-06

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                            TABLE OF MAXIMUM CHARGES

The following charges are not prorated for any portion of the Policy Month.

MONTHLY DEDUCTION CHARGES CONSIST OF:

-   A Monthly Contract Charge not to exceed $9.00 per month.

-   Monthly Cost of Insurance for the basic policy not to exceed amount on page
     2.2.

-    Monthly cost of any riders not to exceed amount on page 2.2.

- Monthly Mortality and Expense Charges against the separate account not to exceed 0.90% of the daily net asset value in each policy year.

OTHER CHARGES AGAINST THE POLICY:

-    Each premium payment is subject to a Sales Expense Charge as follows:
     (1) During the first Policy Year, a maximum 14% charge will apply to all premiums paid up to the Target Premium. Once the Target Premium for the year has been reached, a maximum 3% charge will apply to any additional premiums paid during that year. (2) During Policy Years 2-7, a maximum 10% charge will apply to all premiums paid up to the Target Premium. Once the Target Premium for the year has been reached, a maximum 3% charge will apply to any additional premiums paid during that year. (3) After the first 7 years, a maximum 5% charge will apply to all premiums paid up to the Target Premium. Once the Target Premium for the year has been reached, a maximum 3% charge will apply to any additional premiums paid during that year.

     The Target Premium, as shown on Policy Data page 2, is determined from the Face Amount of the policy. Any change to the policy, which results in a change to the Face Amount, will change the Target Premium.

- State Tax Charge of 2% of each premium payment. This amount is subtracted from each premium payment. We reserve the right to change this percentage to conform to changes in the law.

- Federal Tax Charge of 1.25% of each premium payment. This amount is subtracted from each premium payment. We reserve the right to change this percentage to conform to changes in the law.

-    Partial withdrawals are subject to a processing charge of $25.

- We reserve the right to apply a charge, not to exceed $30, for each transfer after the first 12 in a Policy Year.

- We reserve the right to make a charge for separate account federal income tax liabilities, if law should change to require taxation of separate accounts.



Page 2.1 Policy Data             New York Life Insurance and Annuity Corporation
0643-2.1